EXHIBIT 99.2

MURPHY OIL ANNOUNCES DIVIDEND INCREASE

EL DORADO, Arkansas, August 6, 2008 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) today declared a quarterly dividend on the Common Stock of Murphy Oil Corporation of $.25 per share, or $1.00 per share on an annualized basis. The previous annualized dividend level was $.75 per share. The dividend is payable September 2, 2008 to holders of record August 18, 2008.

In commenting on the 33% dividend increase, Claiborne P. Deming, President and Chief Executive Officer, said, “We are very pleased to announce to our shareholders that we will increase the dividend by 25¢ per share, following two consecutive years of 15¢ per share increases. The ability to increase our payout is due to healthy net income and cash flow generated during a period of strong production growth for our Company. Importantly, we still maintain financial flexibility to continue our multiple ongoing development projects.”

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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